Exhibit 6.24
Vacation Rental Management Agreement

[AVANTSTAY ENTITY] (the “Manager”) is pleased to present the Owner(s) listed below with this vacation rental management agreement based upon and subject to the following terms and conditions (the “Agreement”):

  Key Contract Terms & Definitions
Property:
Bedroom Count:
Owner(s):
Owner’s Email:
Owner’s Phone Number:
Owner’s Mailing Address:
Expected Commencement Date:
Initial Term:
Owner Use Nights:
Black-Out Dates:
Owner FF&E Budget:
Owner OS&E Budget:
Management Fee:
Home Care Charge:

  Manager’s Rights and Responsibilities
    Marketing to Guests & Tenants. Manager will use its discretion and best efforts to attract guests to use the Property and its entire Bedroom Count for short-term occupancy and related uses (“Intended Use”) by utilizing online travel agencies and its own website (collectively, “OTAs”). Manager shall have the exclusive right to market the Property in its sole discretion and will own all intellectual property relating to such listings, including, but not limited to, client lists, photos, videos, testimonials, reviews, and written descriptions of the Property. Manager may take the Property offline for up to three (3) days per year for marketing and staff training purposes. Where Manager believes it to be in the best interest of the Property’s performance, Manager may also engage tenants for long-term occupancy on Owner’s behalf. Upon booking, guests will execute Manager’s terms of service and any other documentation Manager deems necessary to protect Owner, Manager, and the Property.
    Property Access & Guest Privacy. Manager will maintain all access and surveillance controls to the Property, inclusive of keys, access codes, alarm codes, and security camera systems. Manager reserves the right to add additional surveillance equipment to mitigate risks of damage to the Property and alter existing systems to ensure the privacy of the guests in those areas where they shall maintain a reasonable expectation of privacy. Owner is not entitled to any guest-identifying information that may be provided to or accessible by Manager or Owner, including, without limitation, full guest names, contact details, or payment information.
    Concierge Services. Manager may provide additional services to guests in partnership with other vendors and companies. Manager will be responsible for all expenses and entitled to all revenue from these additional services (“Concierge Services”).
    Repair & Maintenance. At Owner’s expense, Manager will maintain the Property and repair any wear-and-tear (whether typical or exceptional) by natural conditions, guests, or their invitees at a level consistent with Manager’s brand standards, in its sole discretion. Except in the event of an emergency to protect the Property, guests, or Manager’s staff or property, Manager must obtain prior written approval from Owner for any single Operating Expense, as defined in Section 3, below, or any single repair over $500. Owner’s failure to respond to a written request for expense approval within one (1) business day will be considered an acceptance thereof.
    Payments & Accounting. Manager will remit, on Owner’s behalf, transient occupancy and related business taxes and manage other Operating Expenses (defined below). Manager will provide financial statements of revenue and expenses on its standard form by the 15th of each month. Manager will use commercially reasonable efforts to collect any amounts owed by guests due to damage, regulatory fines, or other unpaid debts to Owner. Manager will not commence legal actions on Owner’s behalf but agrees to coordinate with Owner’s counsel regarding collections from guests if requested.
    Manager’s Insurance. During the Term, Manager will maintain commercial general liability insurance for bodily injury and third-party claims with a per-occurrence policy limit of $1,000,000 and an aggregate limit of $2,000,000.
    Accidental Damage Protection Program. Manager may, at its discretion, charge guests an accidental damage protection fee (“ADP Fee”), which, if paid, will make such reservation eligible for Manager’s coverage of up to an aggregate of $2,000.00 in R&M (defined below) expenses to repair or replace damage to the Property or its contents caused by guests or their invitees that exceeds normal wear-and-tear, provided that such damage is not due to pets, smoking, occupant counts exceeding the reservation, or other intentional violations of the guest agreement or house rules (“ADP Coverage”). Any R&M expenses not subject to or in excess of ADP Coverage shall remain Owner’s responsibility and shall be deducted from Owner’s share of Revenue as part of Operating Expenses, pursuant to Section 3(a) below.
  Owner’s Rights and Responsibilities
    Owner Income; Management Fee & Reimbursement. Owner is entitled to all revenue earned directly from Manager’s operation of the Property (“Revenue”), less “Operating Expenses” incurred within Manager’s commercially reasonable discretion, inclusive of: (i) repair and maintenance of the Property, inclusive of, but not limited to labor and materials (“R&M”); (ii) procurement, care and replacement of furnishings, fixtures, and equipment related to the Intended Use (“FF&E”); (iii) operating supplies and equipment, inclusive of, but not limited to, consumables, linen and terry cloth, small appliances used in furtherance of the Intended Use, (“OS&E”); (iv) marketing costs, including OTA fees assessed to account holders rather than guests; and (v) the percent defined as the Management Fee in Section 1, multiplied by the total Revenue. “Revenue” does not include income related to the ADP Fee, housekeeping fees, transient occupancy tax, sales tax or related taxes, credit card fees, or Concierge Services. Any expenses incurred by Manager in the performance of its services under this Agreement may be charged against Owner’s monthly statements, and, if the income is insufficient to cover such Operating Expenses, Owner will reimburse Manager within five (5) business days of Manager’s written demand, which will incur interest up to the maximum rate set forth in the jurisdiction where the Property is located. In lieu of billing certain individual de minimis Operating Expenses, as determined by Manager, Owner agrees to reimburse Manager: (vi) a “Basic Consumables Charge” for routine OS&E supplies (e.g., condiments, paper towels, soap, shampoo) in the amount of $3 multiplied by the Bedroom Count for each completed reservation; and (vii) a “Home Care Charge”, as set forth in Section 1, for certain R&M in-house labor allocations (e.g., inspections, repair services, and vendor project management), all R&M materials under $20 (e.g., light bulbs, refrigerator water filters, batteries), and other services and materials as Manager may designate in its discretion.
    Condition of the Property at Delivery. Owner will make, and be solely responsible for the costs of making, all alterations and improvements to the Property (“CapEx”) and providing all initial R&M, FF&E, and OS&E as set forth in writing by Manager (the “Onboarding Checklist”) prior to the commencement of Manager’s services. Owner shall advise Manager in writing once the Onboarding Checklist is completed. Manager may terminate this Agreement if Owner fails to substantially complete all of Onboarding Checklist by the Expected Commencement Date, unless Manager accepts a later date in writing. Owner will remove all personal property from the Property, except that OS&E and/or FF&E recommended by Manager to be preserved for guests’ use. Owner gives Manager discretion to acquire additional OS&E and FF&E at a cost up to the Supplemental FF&E Budget and Supplemental OS&E Budget, as set forth in Section 1, above, respectively. The parties may request additional CapEx as mutually desirable, provided that neither party, except in the case of emergency, may incur additional CapEx without notice and consent of the other.
    Taxes, HOA Dues & Utilities.  Owner shall maintain in Owner’s name all electrical, water, garbage collection services, and any other typical service necessary to maintain the habitability of the Property (“Utilities”). Owner agrees to pay all Utility service providers, property-related taxes, and homeowner association dues timely to avoid disruptions in service.  Owner agrees that Manager may contact and discuss the Property’s account status with Utility service providers and the Property’s homeowner’s association at Manager’s discretion.
    Owner’s Use & Access. Unless otherwise agreed upon in writing, Owner shall not be entitled to use the Property for overnight stays and in no event shall be permitted to use the Property during the Black-Out Dates, as defined in Section 1. If Owner is granted Owner Use Nights, Owner is responsible for the costs of cleaning and repair due to Owner’s stay, but Manager will not receive a Management Fee. If Owner is permitted additional nightly stays beyond the allocated Owner Use Nights, Manager will receive a fee equal to the fee it would have received for the then-listed nightly rate. Owner’s entrance upon the Property must be scheduled with Manager at least two (2) business days in advance and, except in the case of emergency or otherwise approved by Manager in writing, may not occur during a guest’s stay.
    Reservations Upon Termination. Owner agrees to honor all reservations booked by Manager that commence after the termination of this Agreement, for which Manager will be paid its Management Fee through the final statement, without reimbursement, if the existing reservation is cancelled after the final statement is delivered.
    Owner’s Insurance.  Owner will be responsible for procuring and maintaining homeowner’s insurance (which allows for short-term rentals), property insurance, business interruption insurance, and any other insurance Owner deems commercially reasonable, at its own expense. Owner’s failure to procure such insurance does not limit its obligations to cover the costs of property damage or require Manager to submit certain, covered claims to its own insurance carrier. Manager is not responsible for Owner’s premiums or deductibles, nor is Manager responsible for reviewing Owner’s proposed insurance policies. Owner agrees that its insurance policies are primary over other valid and collectible insurance for all occurrences and incidents that happen on or about the Property. Owner will provide Manager with a copy of a Certificate of Insurance certifying that such coverage as outlined above is in full force and effect and listing Manager as an additional insured. Owner authorizes Manager to provide copies of the insurance certificate or other insurance information to third parties upon reasonable demand. If Owner makes an insurance or other third-party compensation claim that leads to recovery of lost Revenue on displaced reservations, Manager is entitled to its Management Fee on such Revenue. Owner assumes all risks associated with the failure to carry the insurance.
  Miscellaneous
    Relationship. Owner agrees to name Manager as its exclusive representative for all third-party occupancy related to the Property. Such agency does not create an employment relationship between the parties. Owner agrees that Manager does not provide legal, financial, or investment advice and its projections and recommendations are offered only in its capacity as a vacation rental and property manager.
    Term & Renewals. This Agreement will last for the duration of the Initial Term as described in Section 1, above and will automatically renew for additional one-year terms on each anniversary thereafter (collectively, the “Term”) unless either party provides written notice of its intention not to renew at least sixty (60) days prior to the renewal date.
    Early Termination Rights. Either party may terminate this Agreement upon thirty (30) days’ written notice if the other party materially breaches this Agreement, so long as the breaching party is not working in good faith to cure such breach. If at any time during the Term any governmental or quasi-governmental agency constructively or actively prohibits, economically restricts, or limits the Premises from being used for the Intended Use, Manager may terminate this Agreement immediately upon written notice and neither party shall be required to honor pending reservations. If Owner sells the Property during the Initial Term, and the buyer does not enter into a management or lease Agreement with Manager by the closing date, then Owner shall pay Manager through the closing escrow an early termination fee equal to (x) the average Management Fee of the three (3) months prior to the date the purchase and sale contract was entered into, multiplied by (y) the number of months remaining in the Initial Term as defined in Section 1, above.
    Limitation on Liability & Indemnification. Notwithstanding the foregoing, Owner agrees that Manager is not responsible for any costs and expenses arising from guests’ use or misuse of the Property, including for property damage or fines for regulatory violations.  Manager’s liability under this Agreement is limited to the aggregate Management Fee derived from this Agreement. Neither party is liable for the indirect or consequential damages arising from this Agreement, except where the breaching party committed fraud or gross negligence. Each party agrees to indemnify the other from and against claims that arise from its own acts of gross negligence or willful misconduct.
    Notices & Dispute Resolution. Both parties agree to service of notices by email (Manager’s notice address being businessaffairs@avantstay.com). If a dispute arises between the parties pertaining to this Agreement, the parties agree to arbitrate with a single arbitrator mutually agreed upon between them in Los Angeles County, California (or remotely if possible), with the exception of matters with an amount in controversy less than the jurisdictional limit for small claims court, which may be heard in such venue. The prevailing party of a dispute shall be entitled to have their attorneys’ fees and costs recovered from the non-prevailing party. The parties agree that neither will disparage the other in a public forum, including, but not limited to, on social media and business review websites.
    Compliance With Laws. This Agreement is subject to the laws of the county and state where the Property is located. Manager’s services and Owner’s obligations are subject to regulation by local, state, and federal law, and Manager will not be required by Owner to deviate from such laws, including, but not limited to, laws related to service and support animals and fair housing.
    Authorization & Assignment. Each signatory below represents that it has the authority to bind the parties and no additional signatures or approvals are required. Either party may assign this Agreement without the consent of the other, provided that Owner’s assignee is the titleholder of the Property. If either corporate party is subject to a change of control or ownership, each party’s rights and interests in this Agreement shall be unaffected.
    Entire Agreement & Severability. This Agreement, along with any exhibits or addenda, may not be modified or amended except in a mutually executed writing between the parties to be bound. All such modifications are incorporated as though set forth fully herein. If any provision of this Agreement is deemed unenforceable, the remainder shall be accepted as valid and binding between the parties.

[Signature page follows.]

The parties hereby agree to be bound by the terms of this Agreement as of the date fully executed below.
	Owner:		Manager:
By:		By:
Name:		Name:
Date:		Date:

Addendum No. 1
to the
Vacation Rental Management Agreement

As a supplement to the terms and conditions set forth in that certain Vacation Rental Management Agreement between [OWNER] and [MANAGEMENT ENTITY] executed concurrently herewith (“VRMA”), the parties agree to the following terms and conditions.  In the event provisions in this Addendum contradict provisions in the VRMA, the provisions set forth in this Addendum shall govern. All capitalized terms used herein shall have the meanings afforded to them in the VRMA.
  Sections 2(a) and 2(b).  Manager agrees to cooperate with, and provide guest information required to further, Owner’s collection or legal action against guests as reasonably requested.
  Section 2(e).  Manager shall keep full, complete and proper books, records and accounts for the Property, including, by way of illustration only, (i) Revenues and (ii) Operating Expenses. Manager shall, within ten (10) days after a request by Owner, provide Owner with true copies of any and all records requested for the Property. Additionally, fifteen (15) days after the close of each calendar month, Manager shall submit to Owner a written statement, certified as correct by Manager, which shall set forth the (a) Revenues, and (ii) Operating Expenses, each for the preceding calendar month (“Monthly Statement”). Within thirty (30) days after the end of each calendar year, Manager shall furnish to Owner a written statement, certified by an independent certified public accountant, or, at the Owner’s election, by the Manager’s Chief Financial Officer, to be correct, showing total (i) Revenues, and (ii) Operating Expenses, each by month and a total for such calendar year (“Annual Statement,” and together with the Monthly Statement, the “Statement”). If it is determined that Owner has paid Manager a Management Fee for any calendar year in excess of sums actually due, such excess shall be credited by Owner against the Management Fee due in the subsequent month(s). Owner and its agents and employees shall have the right at any and all reasonable times, during regular business hours, to examine and inspect all of the books and records of the Property, including all accounting entries, general ledgers, financial statements, Statements, any sales and/or income tax returns pertaining to the business of Manager conducted in, upon, or from the Property, for the purpose of investigating and verifying the accuracy of any Statement.

  Section 2(f).  Manager shall provide Owner a certificate of insurance detailing all applicable insurance policies held by Manager and such certificate shall name Owner as additional insured.
  Section 2(g).  Manager agrees to charge all guests an ADP Fee such that each stay is eligible for ADP Coverage, provided that, in addition to other listed exclusions, no such coverage will be offered to guests or the Owner if damages result from guests exceeding maximum occupancy as proscribed by local and state regulations.

  Section 3(a).  Owner shall have fifteen (15) days to reimburse Manager for any Operating Expenses paid by Manager that exceed the Revenue of the month in which the Operating Expense was incurred.  Thereafter, all outstanding reimbursable amounts shall accrue interest at a rate of five percent (5%) per annum.  Owner understands that Manager will replace certain OS&E, such as linens, at least annually.
  Section 3(d).  Provided that no occupant is residing on the Property at the time of proposed entry, Owner may access the Property after providing twenty-four (24) hours’ written notice to the Manager.
  Section 3(f).  Manager may not provide a copy of Owner’s certificate of insurance to a third party without Owner’s written consent.
  Section 4(d).  Any limitation on Manager’s liability shall only be applicable if the damages alleged do not arise directly from Manager’s gross negligence, bad faith, or willful misconduct.

  Section 4(e).  Arbitration shall occur either in Seattle, Washington or remotely, if available.

[Signature Page Follows]

	Owner:		Manager:
By:		By:
Name:		Name:
Title:		Title:
Date:		Date: